UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO. 2)*


                               Comcast Corporation
                                (Name of Issuer)


                       Class A Common Stock, $1 par value
                         (Title of Class of Securities)


                                    200300101
                                 (CUSIP Number)



                               December 31, 2002
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 200300101                   13G                     PAGE 2 OF 4 PAGES
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1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Chilton Investment Company, Inc.
      13-3667517
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)[ ]
                                                                         (b)[X]
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      State of Delaware
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              5.     SOLE VOTING POWER
  NUMBER OF          60,000
   SHARES     ------------------------------------------------------------------
BENEFICIALLY  6.     SHARED VOTING POWER
  OWNED BY           0
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON            60,000
    WITH      ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER
                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       60,000
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10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
      Instructions)                                                         [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.004%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)
      CO
--------------------------------------------------------------------------------

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CUSIP NO. 200300101                   13G                     PAGE 3 OF 4 PAGES
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Pursuant to Rule 13d-2(b) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the Schedule 13G initially filed on March 28, 2002 (the "Schedule 13G") by Chilton Investment Company, Inc. (the "Reporting Person"), with respect to the Class A Common Stock, $.01 par value (the "Common Stock") of Comcast Corporation, a Pennsylvania corporation, and as amended by Amendment No. 1 to the Schedule 13G filed on May 24, 2002 is hereby amended further by this Amendment No. 2 to the Schedule 13G to report a change in the information reported in the Schedule 13G. Since the Reporting Person no longer beneficially owns more than 5% of the Common Stock, this filing constitutes the Reporting Person's final statement on Schedule 13G with respect to the Common Stock. The
Schedule 13G is hereby amended as follows:

Items 4 and 5 are hereby amended and restated in their entirety to read:

ITEM 4.            OWNERSHIP.

                   (a)   Amount beneficially owned:  60,000 shares

                   (b)   Percent of class:  0.004%

                   (c)   Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct the
                               vote:  60,000
                         (ii)  Shared power to vote or to direct
                               the vote:  0
                         (iii) Sole power to dispose or to direct
                               the disposition of:  60,000
                         (iv)  Shared power to dispose or to direct
                               the disposition of:  0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

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CUSIP NO. 200300101                   13G                     PAGE 4 OF 4 PAGES
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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2003


                                        CHILTON INVESTMENT COMPANY, INC.



                                    By:    /s/ Norman B. Champ III
                                        ---------------------------------------
                                        Name:  Norman B. Champ III
                                        Title: Managing Director